Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

First Federal Bancshares of Arkansas, Inc. Completes Sale of Securities

in U.S. Treasury Capital Purchase Program

Harrison, Arkansas — March 6, 2009 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”), announced today that it has received $16.5 million in new capital under the U.S. Department of the Treasury’s Capital Purchase Program.  The Corporation issued to the Treasury Department 16,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 321,847 shares of the Corporation’s common stock at an initial exercise price of $7.69 per share.  The preferred securities pay cumulative dividends of 5% a year for the first five years and 9% a year thereafter.

“We are pleased to have been selected to participate in this voluntary program, which is an important recognition of the strength and financial health of First Federal Bank,” said Larry J. Brandt, President and CEO for the Corporation.  “These funds will strengthen our balance sheet, provide additional capital for loans and enable us to pursue opportunities for continued growth.  At December 31, 2008, we were well capitalized and will continue to be well capitalized following the addition of new capital through the Treasury Capital Purchase Program.”

In order to both facilitate the review and approval of the Treasury’s investment in the Corporation and to prudently preserve capital during this economic crisis, the Corporation has voluntarily agreed to reduce its dividend on its common stock to $0.01 per share.  As a result, until the preferred stock issued to the Treasury under the Capital Purchase Program is redeemed, the Corporation will not pay a quarterly cash dividend on its common stock in excess of $0.01 per share without approval from its primary banking regulator, the Office of Thrift Supervision.  The board of directors of the Corporation anticipates that it will meet shortly to declare the Corporation’s quarterly cash dividend at this rate for this quarter.

Brandt further stated, “In the current economic environment, the reduction in cash dividends is a prudent, precautionary measure to preserve capital.  We intend to revisit dividend amounts when the economy rebounds and the Corporation’s earnings return to more normalized levels.”

First Federal Bancshares of Arkansas, Inc. is the holding company for First Federal Bank, a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services.  The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas.  For information about First Federal Bancshares of Arkansas, Inc. and First Federal Bank, please visit our website at www.ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.